Exhibit 99.(d)(18)

CALAMOS INVESTMENT TRUST

December [ ], 2021

Calamos Advisors LLC
2020 Calamos Court
Naperville, Illinois 60563

Ladies and Gentlemen:

Re:	Management Agreement

Pursuant to paragraph 1(b) of the Management Agreement (the “Agreement”) between Calamos Investment Trust and Calamos Advisors LLC dated December 13, 2004, as amended, we hereby notify you that the board of trustees of Calamos Investment Trust has established an additional sub-trusts, designated Calamos Global Sustainable Equities Fund (“Global Sustainable Equities Fund”, or the “New Fund”) and have appointed you as Manager to act as manager and investment adviser to the New Fund on the terms and conditions set forth in the Agreement, except that the advisory fee applicable to the New Fund shall be calculated as follows:

The base fee rate shall be at the annual rate of 0.85% of the average daily net assets.

Please sign below to evidence the acceptance of your appointment as Manager for the New Fund designated Calamos Global Sustainable Equities Fund, as set forth above and in the Agreement.

Very truly yours,

CALAMOS INVESTMENT TRUST

By:
J. Christopher Jackson
Secretary

Appointment as Manager for the New Fund designated Calamos Timpani SMID Growth Fund, as set forth above and in the Agreement is accepted this __ _ day of December, 2021.

CALAMOS ADVISORS LLC

By:
Thomas E. Herman
Chief Financial Officer